
                                  NSAR ITEM 77O

                     VK Advantage Municipal Income Trust II
                               10f-3 Transactions

  UNDERWRITING #         UNDERWRITING          PURCHASED FROM         AMOUNT OF SHARES      % OF UNDERWRITING      DATE OF PURCHASE
                                                                         PURCHASED


         1              North Carolina          Smith Barney              1,500,000              1.095                 11/03/99
                       Municipal Power



Underwriting Participants:

Underwriters for #1
J.P. Morgan & Co.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
JC Bradford & Co.
First Union Securities, Inc.
J. Lee Peeler
Legg Mason Wood Walker, Incorporated